                    --------------------------------------------------------
 [NATIONWIDE LIFE   NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
 AND ANNUITY
 INSURANCE CO.
 LOGO]              Home Office:     Two Nationwide Plaza
                                     Columbus, Ohio   43218-2008
                    -------------------------------------------------------

PLEASE READ YOUR POLICY CAREFULLY

This Policy is a legal contract between the Owner (you, your) and Nationwide Life and Annuity Insurance Company (we, our, us, the Company).

INSURING AGREEMENT:

We issue this Policy in consideration of your application and the payment of the Initial Premium. We agree to pay the Death Proceeds to the Beneficiary upon receiving proof that the Insured has died while this Policy is in force and before the Maturity Date. We agree to pay the Maturity Proceeds to you if the Insured is living on the Maturity Date.

You and we are bound by the conditions and provisions of this Policy.

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The Cash Surrender Value of this Policy will vary from day to day. It may increase or decrease depending on the investment experience of the Policy. Refer to the Nonforfeiture Provisions on page 10 for details. There is no guaranteed Cash Surrender Value.

     The amount or duration of the death benefit will be variable and depend on the investment experience of the Policy. The death benefit will never be less than the Specified Amount as long as your Policy is in force. Refer to the Death Benefit Provisions on page 9 for details.
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     You may return this Policy to us within (1) 10 days after you get it, or
(2) 45 days after you sign the application, or (3) 10 days after we mail or deliver the Notice of Withdrawal Right, whichever is latest. The Policy, with a written request for cancellation, must be mailed or delivered to our Home Office or to the agent who sold it to you. The returned Policy will be treated as if we never issued it and we will refund any premiums paid.
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If you have any questions about your Policy or need additional insurance service, contact your agent or write to our Home Office.

Signed at our Home Office on the Policy Date.


/s/ illegible             Secretary    /s/ illegible              President
--------------------------             ---------------------------
            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
           -Adjustable Death Benefit -Flexible premiums payable during
                   Insured's lifetime until the Maturity Date
     -Death Proceeds payable at Insured's death prior to the Maturity Date
                 -Maturity Proceeds payable on the Maturity Date
    -Not eligible for dividends -Investment experience reflected in benefits






NWLA-19
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CONTENTS

                                                                   Page

Annual Report......................................................7

Assignment.........................................................7

Beneficiary........................................................7

Cash Surrender Value...............................................4

Cash Value........................................................10

Death Benefit......................................................9

Definitions........................................................4

Error in Age.......................................................6

Exchange of Policy................................................13

Grace Period.......................................................8

Incontestability...................................................6

Insured............................................................4

Insuring Agreement.................................................1

Loan..............................................................12

Monthly Cost of Insurance.........................................11

Nonforfeiture.....................................................10

Optional Modes of Settlement......................................16

Ownership..........................................................7

Partial Surrender.................................................12

Policy Data Page...................................................3

Premium............................................................8

Reinstatement......................................................8

Suicide............................................................6

Surrender.........................................................12

Termination........................................................6

Valuation of Assets...............................................14

Variable Account..................................................14


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                                        2

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                                   DEFINITIONS
AGE

  ATTAINED AGE: Attained Age is the Issue Age plus the number of full years since the Policy Date.

  ISSUE AGE:    Issue Age is the Insured's age on the last birthday on or before the Policy Date. It is shown on the Policy Data Page.

BENEFICIARY:    The Beneficiary is the person to whom the Death Proceeds are paid when the Insured dies. The Beneficiary is named in the application, unless changed.

CASH SURRENDER  The Cash Surrender Value of your Policy on any date is equal to
VALUE:          (1) minus (2) where:
                1.  is the Cash Value; and
                2.  is any Indebtedness.

CASH VALUE:     Your Policy's Cash Value is the sum of the associated
                values in any Variable Account and the Policy Loan Account.
                Refer to the Nonforfeiture Provision for details.

COMPANY: The Company is the Nationwide Life and Annuity Insurance Company. "We," "our", and "us" refer to the Company.

CONTINGENT      The Contingent Beneficiary will become the Beneficiary
BENEFICIARY:    if the named Beneficiary dies prior to the Insured.
                The Contingent Beneficiary is named in the application, unless changed.

CONTINGENT      The Contingent Owner will become the Owner if the named Owner
OWNER:          dies prior to the Insured. The Contingent Owner is named in the application, unless changed.

DEATH           The Death Proceeds are the amount of money payable to the
PROCEEDS:       Beneficiary if the Insured dies while your Policy is in force prior to the Maturity Date. Refer to the Death Benefit Provision for details.

FUND: A Fund is the underlying mutual fund in which Subaccount assets are invested. There is a Fund that corresponds to each Subaccount in a Variable Account. The Funds are listed on the Policy Data Page with the corresponding Subaccounts.

HOME            The Home Office of the Company is at Two Nationwide Plaza,
OFFICE:         Columbus, Ohio.

INDEBTEDNESS:   Indebtedness is any amount you owe us as a result of a policy loan. Indebtedness consists of principal amount plus accrued interest.

INITIAL         The Initial Investment Date is the later of the Policy Date or
INVESTMENT      the date we receive the Initial Premium at our Home Office.
DATE:

INITIAL         The Initial Premium is the premium required for coverage to
PREMIUM:        become effective on the Policy Date. It is shown on the Policy
                Data Page.

INSURED: The Insured is the person whose life is covered by this insurance Policy and is named in the application.

MATURITY DATE:  The Maturity Date is the Policy Anniversary on or next following the Insured's 100th birthday.

MATURITY        Maturity Proceeds are the amount of money payable to you on the
PROCEEDS:       Maturity Date if your Policy is still in force. The Maturity
                Proceeds will be equal to the amount of the Cash Value, less any
                Indebtedness.
                                       4
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MONTHLY         The Monthly Anniversary Day is the same day as the Policy Date
ANNIVERSARY     for each succeeding month.
DAY:

NET             The Net Premium is equal to the actual premium minus the percent
PREMIUM:        of premium charge. The percent of premium charge is shown on the
                Policy Data Page. The Company may at its sole discretion apply a lower percent of premium charge.

OWNER: The Owner has all rights under this Policy and is named in the application unless later changed and endorsed on this Policy. "You" or "your" refer to the Owner of this Policy.

POLICY          The Policy Anniversary is the same day and month as the Policy
ANNIVERSARY:    Date for each succeeding year.

POLICY DATE:    The Policy Date is the date the provisions of this Policy take effect. It is shown on the Policy Data Page. Policy years and policy months are measured from the Policy Date.

POLICY LOAN     The Policy Loan Account is that portion of the Contract
ACCOUNT:        Value which results from policy loans.

PROCEEDS:       The Proceeds are the amount payable on the Maturity Date, on the surrender of this Policy prior to the Maturity Date, or on the death of the Insured while this Policy is in force.

SEC:            SEC is the Securities and Exchange Commission.

SPECIFIED       The Specified Amount is a dollar amount used to determine the
AMOUNT:         death benefit of your Policy. It is shown on the Policy Data
                Page.

SUBACCOUNT:     A Subaccount is a part of a Variable Account. The assets in each
                Subaccount are invested exclusively in a specified Fund. The
                Subaccounts are listed on the Policy Data Page.

VARIABLE        One or more Variable Accounts are named on the Policy Data Page.
ACCOUNT:        Each is a separate investment account of the Company.

VALUATION DAY:  A Valuation Day is each day that the New York Stock
                Exchange and the Company's home office are open for business or any other day during which there is sufficient trading that the net asset value of the Accumulation Units might be materially affected.

VALUATION       A Valuation Period is the period commencing at the close of
PERIOD:         business on a Valuation Day and ending at the close of business on the next Valuation Day.



                            GENERAL POLICY PROVISIONS

ENTIRE          The entire contract consists of this Policy, any attached riders
CONTRACT:       or endorsements, and the attached copy of any written
                application, including any written supplemental applications. No agent, registered representative, or other person may change this Policy or waive any of its provisions. Any agreement to alter this Policy must be in writing, signed by our President or Secretary and attached to or endorsed on your Policy. We will not be bound by any promise or representation made by any agent or other person.

APPLICATION:    All statements made in an application are considered
                representations and not warranties. In issuing this Policy, we have relied on the statements made in any application to be true and complete. No such statement will be used to void the Policy or to deny a claim unless that statement is a material misrepresentation.

INCONTEST-      We will not contest payment of the Death Proceeds based on
ABILITY:        the initial Specified Amount after this Policy has been in force during the Insured's lifetime for 2 years from the Policy Date.

                For any increase in Specified Amount requiring evidence of insurability, we will not contest payment of the Death Proceeds based on such an increase after it has been in force during the Insured's lifetime for 2 years from its effective date.

SUICIDE: If the Insured commits suicide, while sane or insane, within 2 years from the Policy Date, we will not pay the Death Proceeds normally payable on the Insured's death. Instead, we will pay the Beneficiary an amount equal to all premiums paid prior to the Insured's death, less any Indebtedness, and less any partial surrenders.

                For any increase in Specified Amount requiring evidence of insurability, if the Insured commits suicide, while sane or insane, within 2 years from the effective date of any such increase, we will not pay the Death Proceeds associated with such an increase. Instead, our liability with respect to such an increase will be limited to its cost.

ERROR IN AGE:   If the age of the Insured has been misstated, the
                affected benefits will be adjusted. The amount of the adjusted death benefit will be (1), multiplied by (2) and then the result added to (3), where:

                1. is the amount of the death benefit at the time of the
                   Insured's death reduced by the amount of the Cash Value at the time of the Insured's death;
                2. is the ratio of the monthly cost of insurance applied in the policy month of death and the monthly cost of insurance that should have been applied at the true age and sex in the policy month of death; and
                3. is the Cash Value at the time of the Insured's death.

PAYMENT         Unless an optional mode of settlement is elected, the Death
OF PROCEEDS:    Proceeds will be paid in one sum to the Beneficiary. Unless an optional mode of settlement is elected, any Proceeds payable on the Maturity Date or upon surrender of this Policy will be paid in one sum to you.

POSTPONEMENT    We will normally pay any amount payable on surrender or policy
OF PAYMENTS:    loan within seven days after we receive your written request. We will normally pay any Death Proceeds within seven days after we receive proof of death and any other information we may reasonably require to pay a claim.

                However, such payments may be postponed if:

                1. the New York Stock Exchange is closed (except for customary holiday closings);
                2. the SEC requires trading be restricted or declares an
                   emergency; or
                3. the SEC lets us defer payments for the protection of our
                   Policy Owners.

EFFECTIVE DATE  The effective date of coverage of any person insured under
OF COVERAGE:    your Policy is as follows:

                1. the Policy Date is the effective date for all coverage
                   provided in the original application;
                2. for any increase or addition to coverage, the effective date will be the Monthly Anniversary Day on or next following the date we approve the supplemental application; and
                3. for any insurance that has been reinstated, the effective date is the Monthly Anniversary Day on or next following the date we approve the application for reinstatement.

TERMINATION:    All coverage under your Policy will terminate when any one of the following events occurs:

                1. you request in writing that the coverage terminate;
                2. the Insured dies;
                3. the Policy matures; or
                4. the Grace Period ends.

ANNUAL REPORT:  We will send you a report at least once a year, which shows the current Cash Value, Cash Surrender Value, amount of insurance, premiums paid, all charges since the last report and outstanding policy loans. The report will also include any other information required by laws and regulations, both federal and state. We will mail this report to you at your last known address.

NONPARTICI-     This is a nonparticipating Policy on which no dividends are
PATION:         payable. Your Policy will not share in our profits or surplus earnings.

ILLUSTRATION    We will provide a projection of illustrative future benefits
OF BENEFITS     and values under this Policy at any time. Your written request
AND VALUES:     and payment of a service fee set by us at the time of the
                request will be required.


                 OWNER, BENEFICIARY AND ASSIGNMENT PROVISIONS

OWNERSHIP:      While the Insured is living, all rights in your Policy belong to you. Your rights in your Policy belong to your estate if you die before the Insured dies and there is no Contingent Owner.

                You may name a Contingent Owner or a new Owner at any time while the Insured is living. If a new Owner is named, any earlier designation is automatically revoked. Any change must be in a written form satisfactory to us and recorded at our Home Office. Once recorded, the change will take effect as of the date you signed it. It will not affect any payment made or any action taken by us before it was recorded. We may require that you send us your Policy for endorsement before making a change.

BENEFICIARY:    The Beneficiary and Contingent Beneficiary on the Policy Date
                are named in the application. More than one Beneficiary or Contingent Beneficiary may be named. If more than one
                Beneficiary is alive when the Insured dies, we will pay them in equal shares, unless you have provided otherwise.

                If any Beneficiary dies before the Insured, that Beneficiary's interest will be paid to any surviving Beneficiaries or Contingent Beneficiaries according to their respective interests, unless you have provided otherwise. If no Beneficiary is living at the Insured's death, we will consider you or your estate to be the Beneficiary.

                While the Insured is living, you may change any Beneficiary or Contingent Beneficiary. Any change must be in a written form satisfactory to us and recorded at our Home Office. Once recorded, the change will take effect as of the date you signed it. It will not affect any payment made or action taken by us before it was recorded. We may require that you send us your Policy for endorsement before making a change.

ASSIGNMENT:     While the Insured is living, you may assign any or all rights under your Policy. We will not be bound by any assignment unless it is in a written form acceptable to us and is recorded at our Home Office. An assignment will not affect any payments made or actions taken by us before we record it. We will not be responsible for the sufficiency or validity of any assignment.


                The assignment will be subject to any Indebtedness owed to us before it was recorded. The interest of any Beneficiary will be subject to the rights of any assignee of record at our Home Office.

                               PREMIUM PROVISIONS

PREMIUM         The Initial Premium is due on the Policy Date. It will
PAYMENTS:       be credited on the Initial Investment Date. Any due and unpaid monthly deductions will be subtracted from the Contract Value at this time. Insurance will not be effective until the Initial
                Premium is paid. The Initial Premium is shown on the Policy Data
                Page.

                Premiums, other than the Initial Premium may be made at any time while your Policy is in force subject to the limits described below.

                We will send Planned Premium payment reminder notices to you. We will send them according to the premium mode shown on the Policy Data Page.

                You may pay the Initial Premium to us at our Home Office or to an authorized agent. All premiums after the first are payable at our Home Office. Premium receipts will be furnished upon request.

LIMITS: We reserve the right to require satisfactory evidence of insurability before accepting any additional premium payment which results in any increase in the net amount at risk. Also, we will refund any portion of any premium payment which is determined to be in excess of the premium limit established by law to qualify your Policy as a contract for life insurance. We may also require that any existing Policy Indebtedness is repaid prior to accepting any additional premium payments.


                             GRACE PERIOD PROVISIONS

GRACE PERIOD:   If the Surrender Value on a Monthly Anniversary Day is
                not sufficient to cover the current monthly deduction, a Grace
                Period of 61 days from the Monthly Anniversary Day will be allowed for the payment of sufficient premium to cover the current monthly deduction plus an amount equal to 3 times the current monthly deduction.

                We will send you a notice at the start of the Grace Period at your last known address stating the amount of premium required. The Grace Period will end 61 days after we mail you the notice. If this amount is not paid by the end of the Grace Period, the policy will terminate without value. If the Insured dies during the Grace Period, we will pay the Death Proceeds.

REINSTATEMENT:  If the Grace Period has ended and you have not paid the required premium and have not surrendered your Policy for its Surrender Value, you may reinstate your Policy if you:

                1. submit a written request at any time within 3 years after the end of the Grace Period and prior to the Maturity Date;

                2. provide evidence of insurability satisfactory to us;

                3. pay sufficient premium to cover all monthly deductions that were due and unpaid during the Grace Period;

                4. pay sufficient premium to keep the Policy in force for 3 months from the date of reinstatement; and

                5. pay or reinstate any Indebtedness against the Policy which existed at the end of the Grace Period.

                The effective date of a reinstated Policy will be the Monthly Anniversary Day on or next following the date the application for reinstatement is approved by us.

                If your Policy is reinstated, the Cash Value on the date of reinstatement, but prior to applying any premiums received, will be set equal to the Cash Value at the end of the Grace Period;

                Unless you have provided otherwise, all amounts will be allocated based on the Fund allocation factors in effect at the start of the Grace Period.

                            DEATH BENEFIT PROVISIONS

DEATH BENEFIT:  If the Insured dies while the Policy is in force, your
                Policy will provide a death benefit. The death benefit will be determined in accordance with one of the following options, whichever is in effect on the date of the Insured's death. The current option in effect is shown on the Policy Data Page.

    Option 1    The death benefit will be the greater of:

                1. the Specified Amount on the date of death; or

                2. the applicable percentage of the Contract Value on the date of death.

    Option 2    The death benefit will be the greater of:

                1. the Specified Amount plus the Contract Value on the date of death; or

                2. the applicable percentage of the Contract Value on the date of death.

                The table below gives the "Applicable Percentage" for each Attained Age.


                                 APPLICABLE PERCENTAGE OF CONTRACT VALUE TABLE
      ----------- -------------------- ----------- -------------------- ------------ --------------------
      Attained       Percentage of     Attained       Percentage of      Attained       Percentage of
         Age        Contract Value        Age        Contract Value         Age        Contract Value
      ----------- -------------------- ----------- -------------------- ------------ --------------------
         0-40            250%              60             130%              80              105%
          41             243%              61             128%              81              105%
          42             236%              62             126%              82              105%
          43             229%              63             124%              83              105%
          44             222%              64             122%              84              105%

          45             215%              65             120%              85              105%
          46             209%              66             119%              86              105%
          47             203%              67             118%              87              105%
          48             197%              68             117%              88              105%
          49             191%              69             116%              89              105%

          50             185%              70             115%              90              105%
          51             178%              71             113%              91              104%
          52             171%              72             111%              92              103%
          53             164%              73             109%              93              102%
          54             157%              74             107%              94              101%

          55             150%              75             105%              95              101%
          56             146%              76             105%              96              101%
          57             142%              77             105%              97              101%
          58             138%              78             105%              98              101%
          59             134%              79             105%              99              101%
                                                                           100              100%
      ----------- -------------------- ----------- -------------------- ------------ --------------------


DEATH           The actual amount of money payable to the Beneficiary if the
PROCEEDS:       Insured dies while your Policy is in force is called the Death
                Proceeds. The Death Proceeds equals:

                1. the death benefit provided by your Policy; plus

                2. any insurance on the Insured's life that may be provided by riders to your Policy; minus

                3. any Indebtedness; and minus

                4. any due and unpaid monthly deductions accruing during a Grace
                   Period.

                We will pay the Death Proceeds to the Beneficiary after we receive at our Home Office proof of death satisfactory to us and such other information as we may reasonably require. The Death Proceeds will be adjusted under certain conditions. Refer to the Incontestability, Suicide, and Error in Age Provisions.

DEATH BENEFIT   After the first Policy year, you may change the death
OPTION          benefit option under your Policy. If the change is from Option 1
CHANGES:        to Option 2, the Specified Amount will be decreased by the amount of the Cash Value. If the change is from Option 2 to Option 1, the Specified Amount will be increased by the amount of the Cash Value. We reserve the right to require evidence of insurability for a change from Option 2 to Option 1. The effective date of change will be the Monthly Anniversary Day on or next following the date we approve the request for change.

                Only one change of option is permitted in a policy year. We will refuse a death benefit option change which would reduce the Specified Amount to a level where the total premiums already paid to date exceed the premium limit established by law to qualify your Policy as a contract for life insurance. In order for a death benefit option change to become effective, the Cash Surrender Value, after the change, must be sufficient to keep the Policy in force for at least 3 months.

SPECIFIED       At any time after the first policy year, you may request an
AMOUNT          increase in Specified Amount. Your request must be in writing to
INCREASES:      our Home Office on our official forms. Any increase shall be subject to the following conditions:

                1. you must provide evidence of insurability satisfactory to us;
                   and

                2. the Cash Surrender Value is sufficient to keep this Policy in force for at least 3 months.

                An approved increase will have an effective date of the Monthly Anniversary Day on or next following the date we approve the supplemental application. We reserve the right to limit the number of increases in Specified Amount to one each policy year.

SPECIFIED       At any time after the first policy year, you may request a
AMOUNT          decrease in the Specified Amount. Any decrease will be
DECREASES:      effective on the Monthly Anniversary Day on or next following our receipt of your request. Any such decrease shall reduce insurance in the following order:

                1. against insurance provided by the most recent increase;

                2. against the next most recent increases successively; and

                3. against insurance provided under the original application.

                We reserve the right to limit the number of decreases in the Specified Amount to one each policy year. We will refuse a request for a decrease which would:

                1. reduce the Specified Amount to less than $50,000; or

                2. disqualify this Policy as a contract for life insurance.


                            NONFORFEITURE PROVISIONS

CASH VALUE:     The Cash Value of your Policy is the sum of the Cash
                Value in each Subaccount and the Policy Loan Account. The Cash
                Value in each Subaccount on the Initial Investment Date is equal to the portion of the Net Premium allocated to the Subaccount minus a pro-rata monthly deduction for the month following the Policy Date.

                The Cash Value in each Subaccount on each subsequent Valuation Day is equal to (1) plus (2) plus (3) minus (4) minus (5) minus
                (6) where:

                1. is the Cash Value in the Subaccount on the preceding
                   Valuation Day multiplied by its net investment factor for the current Valuation Period;

                2. is any Net Premiums or other amounts allocated to the
                   Subaccount during the current Valuation Period;

                3. is any amounts transferred to the Subaccount during the current Valuation Period;

                4. is any amounts transferred from the Subaccount during the current Valuation Period;

                5. is the portion of any monthly deductions which are due and charged to the Subaccount during the current Valuation Period; and

                6. is any partial surrender amounts allocated to the Subaccount during the current Valuation Period.

                The Cash Value in the Policy Loan Account is zero, unless you take a policy loan. If you take a policy loan, then the Cash Value in the Policy Loan Account on the loan date is equal to the amount of the loan. The loan amount is transferred from a Variable Account in proportion to the Cash Value in each Subaccount on the date of the loan.

                The Cash Value in the Policy Loan Account on each subsequent Valuation Day is equal to (1) plus (2) plus (3) plus (4) minus (5) minus (6) where:

                1. is the Cash Value in the Policy Loan Account on the preceding
                   Valuation Day;

                2. is guaranteed interest credited at an annual effective rate of 4% during the current Valuation Period;

                3. is any excess interest that is credited during the current
                   Valuation Period;

                4. is any amounts transferred to the Policy Loan Account because of additional policy loans and any due and unpaid loan interest during the current Valuation Period;

                5. is the amount of any loan repayments you make during the current Valuation Period; and

                6. is any amount of interest transferred from the Policy Loan
                   Account to a Variable Account during the current Valuation Period.

MONTHLY         The monthly deduction for each policy month shall be calculated
DEDUCTION:      as:

                1. the monthly cost of insurance; plus

                2. the monthly cost of any additional benefits provided by
                   Riders; plus

                3. the monthly expense charge. This charge will not exceed the maximum monthly policy expense charge shown on the Policy Data Page.

                The monthly deduction will be charged proportionately to the Cash Values in each Subaccount.

MONTHLY COST    A deduction will be made on the Policy Date and each
OF INSURANCE    Monthly Anniversary Day for the monthly cost of insurance. This monthly deduction will be charged proportionately to the Contract Values in each Subaccount. The monthly cost of insurance for each policy month is determined by multiplying the monthly cost of insurance rate by the net amount at risk. Net amount at risk is the difference between the death benefit and the Cash Value, each calculated at the beginning of the policy month. The monthly cost of insurance rate is described under the Cost of Insurance Rates Provision.

                If the death benefit Option 1 is in effect, and there have been increases in the Specified Amount, then the Cash Value shall be first considered a part of the initial Specified Amount. If the Cash Value exceeds the initial Specified Amount, it shall then be considered a part of additional increases in Specified Amounts resulting from increases in the order of the increases.

COST OF         A separate monthly cost of insurance rate is used to
INSURANCE       obtain the monthly cost of insurance for the Insured's initial
RATES:          Specified Amount and each increase in Specified Amount. Each rate is based on the Insured's sex and Attained Age. Each rate is also based on the Insured's rate class at the time the initial Specified Amount or increase took effect.

                Monthly cost of insurance rates will be determined by us from time to time, based on our expectations as to future experience. Any change in cost of insurance rates will be on a uniform basis for insureds of the same sex, Attained Age, rate class and rate type whose policies have been in force for the same length of time. These rates will never be greater than the Guaranteed Maximum Monthly Cost of Insurance Rates shown on the Policy Data Page. The basis for these guaranteed maximum cost of insurance rates is shown in the Basis of Computation on the Policy Data Pages.

INTEREST        Any Cash Value allocated to the Policy Loan Account will be
CREDITING:      credited interest daily. The guaranteed minimum annual effective rate is 4%. Interest in excess of the minimum guaranteed rate may be used.

MINIMUM LEGAL   The cash surrender, loan and other values in your Policy
VALUES:         are at least as large as those set by law in the state where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

CONTINUATION    If the premium payments are not made, insurance coverage under
OF INSURANCE:   this Policy and any benefits provided by Rider will be continued
                in force. Such coverage will be continued as provided in the Grace Period Provision. This provision will not continue the Policy beyond the Maturity Date nor continue any Rider beyond the date for its termination, as provided in the Rider.

COMPLETE        Your Policy may be surrendered for its Cash Surrender Value at
SURRENDER:      any time while it is in force. You must submit a written request on a form acceptable to us. We may also require the return of your Policy. The date of surrender will be the date we receive your written request at our Home Office. The Cash Surrender
                Value will be determined as of the end of the Valuation Period during which your request is received. All coverage will end on the date of surrender.

PARTIAL         A partial surrender may be made at any time after the first
SURRENDER:      policy year while this Policy is in force. You must submit a written request. We may also require that this Policy be sent to us. We reserve the right to deduct a fee from the partial surrender amount. The maximum fee is shown on the Policy Data
                Page.

                When a partial surrender is made, we will reduce the Cash Value by the partial surrender amount. We will also reduce the Specified Amount by the amount of the partial surrender if death benefit Option 1 is in effect. Any such decrease will reduce insurance in the following order:

                1. against the insurance provided by the most recent increase;

                2. against the next most recent increase successively; and

                3. against the insurance under the original application.

                The amount of any partial surrender is subject to the following conditions:

                1. the minimum amount of a partial surrender must be at least
                   $500;

                2. the maximum amount of a partial surrender is the Cash
                   Surrender Value less the greater of $500 and three monthly deductions; and

                3. a partial surrender may not reduce the Specified Amount to less than $50,000.

                In addition, the partial surrender will be allowed only if after the surrender, this Policy continues to qualify as a contract for life insurance. We reserve the right to limit the number of partial surrenders in a policy year.

                                LOAN PROVISIONS

POLICY LOAN:    After the first policy year, you may request a loan at any time while your Policy is in force. The loan must be requested in writing on a form acceptable to us. The amount of the loan and all existing Indebtedness may not be more than the maximum loan value as of the loan date. The loan date is the date we process the loan. The minimum loan amount is $200.
                The loan will be made upon the sole security of the Policy and proper assignment of your Policy to us.

MAXIMUM LOAN    The maximum loan value is equal to 90% of the Cash
VALUE:          Surrender Value on the loan date.

LOAN            The loan interest rate is 6% per year. Interest is
INTEREST:       charged daily and payable at the end of each policy year. Unpaid interest will be added to the existing Indebtedness as of the due date and will be charged interest at the same rate as the rest of the loan.

LOAN            All or part of a loan may be repaid to us at any time while your
REPAYMENT:      Policy is in force during the Insured's lifetime. Any payment intended as a loan repayment, rather than a premium payment, must be identified as such.

                Any Indebtedness that exists at the end of the Grace Period may not be repaid unless this Policy is reinstated.

TERMINATION     If the total Indebtedness ever equals or exceeds the Cash
OF POLICY:      Value, your Policy will terminate without value, as described in the Grace Period Provision.

EFFECT OF       When you take a loan, we will transfer an amount equal
LOAN:           to the policy loan from a Variable Subaccount to the Policy
                Loan Account. Any loan interest that becomes due and unpaid will also be so transferred. Amounts transferred to the Policy Loan Account will earn interest daily from the date of transfer. When you repay part or all of a loan, we will transfer an amount equal to the amount you repay from the Policy Loan Account to a Subaccount.

                Unless otherwise specified, we will allocate loans among the Subaccounts in proportion to the Cash Value in each Subaccount as of the loan date. Any loan interest which becomes due and is unpaid will be transferred to the Policy Loan Account in proportion to the Cash Values in each Subaccount. Unless specified, loan repayments will be allocated among the Subaccounts using the Fund allocation factors in effect on the date of the repayment subject to any other restrictions the Company may impose.

                Since the amount you borrow is removed from a Variable Subaccount, a loan will have a permanent effect on any death benefit and Surrender Value of this Policy. The effect may be favorable or unfavorable. This is true whether you repay the loan or not. If not repaid, Indebtedness will reduce the amount of any Death Proceeds or Maturity Proceeds.


                          EXCHANGE OF POLICY PROVISIONS

RIGHT OF        Within 24 months from the Policy Date, you may exchange this
EXCHANGE:       Policy for a new policy on the life of the Insured. We will not require evidence of insurability for this exchange. New policy means the policy for which this Policy may be exchanged. The new policy will not be affected by the investment experience of any separate investment account.

CONDITIONS:     Your right to make this exchange is subject to the following conditions:

                1. You must ask for the exchange in writing to our Home Office on our official forms.

                2. You must surrender this Policy to us.

                3. We must have your written request and this Policy at our Home
                   Office while this Policy is in force and not in its Grace Period.

                4. You must pay us any money due on the exchange.

EXCHANGE        The exchange date will be the later of:
DATE:
                1. the date we receive this Policy and your written request at our Home Office; or

                2. the date we receive at our Home Office any sum due to be paid for such an exchange.

                The new policy will take effect on the exchange date only if the Insured is then living. This Policy will terminate when the new policy takes effect.

NEW POLICY:     The new policy may be a Flexible Premium Adjustable Life
                Policy offered by us on the Policy Date. The new policy will have a death benefit on the exchange date not more than the death benefit of this Policy immediately prior to the exchange date. The new policy will have the same Policy Date and Issue
                Age as this Policy. The initial Specified Amount and any increase in Specified Amount will have the same rate class as the one in this Policy. Any Indebtedness may be transferred to the new policy.

EXCHANGE        AT After 24 months from the Policy Date, you may exchange this
OTHER TIMES:    Policy for a new policy, subject to our approval. You must furnish any evidence of insurability we require and pay all costs associated with the exchange.


                    VALUATION OF ASSETS IN A VARIABLE ACCOUNT

DETERMINING     The Cash Value will change with a change in the investment
INVESTMENT      results of the Subaccounts. We use an index to measure changes
RESULTS:        in a Subaccount's investment experience. This index is called an accumulation unit value. Each Subaccount has its own accumulation unit value.

                For each Subaccount, the accumulation unit value was initially set at $10.00. The accumulation unit value for a Subaccount in each subsequent Valuation Period is equal to (1), multiplied by
                (2), where:

                1. is the Subaccount's accumulation unit value for the preceding
                   Valuation Period; and

                2. is the Subaccount's net investment factor for the subsequent
                   Valuation Period.

                A net investment factor is defined below.

                Because the net investment factor may be greater than or less than one, the accumulation unit value may increase or decrease from one Valuation Period to the next; however, the accumulation unit value remains constant throughout a Valuation Period.

NET           The net investment factor for a Subaccount for a
INVESTMENT    Valuation Period is obtained by dividing (1) by (2), where:
FACTOR:

                1. is the net of:
                   (a) the net asset value per share of the Fund held in the
                       Subaccount at the end of the current Valuation Period;
                       plus
                   (b) the per share amount of any dividend and capital gains distributions made by the Fund held in the Subaccount if the "ex-dividend" date occurs during the current Valuation Period; plus or minus
                   (c) a per share charge or credit for taxes reserved for, if any, which is determined by the Company to have resulted from the investment operations of the Subaccount.

                2. is the net of:
                   (a) the net asset value per share of the Fund held in the
                       Subaccount determined as of the end of the immediately preceding Valuation Period; plus or minus
                   (b) the per share charge or credit for taxes reserved for in the immediately preceding Valuation Period.


                           VARIABLE ACCOUNT PROVISIONS

VARIABLE        A Variable Account is a separate investment account of the
ACCOUNT:        Company. One or more are named on the Policy Data Page. A
                Variable Account is also subject to the laws of Ohio.

                We own the assets of any Variable Account; we keep them separate from the assets of our General Account. We maintain assets which are at least equal to the reserves and other liabilities of a Variable Account. Such assets will not be charged with liabilities that arise from any other business we conduct. We may transfer to our General Account assets which exceed the reserves and other liabilities of a Variable Account.

                We will determine the value of the assets in a Variable Account at the end of each Valuation Day.

SUBACCOUNTS:    A Variable Account may have several Subaccounts. We list them on the Policy Data Page. You determine, using Fund allocation factors, how Net Premiums will be allocated among the Subaccounts. You may choose to allocate nothing to a particular
                Subaccount. But any
                allocation you make must be at least 10%; you may not choose a fractional percent. The sum of the Fund allocation factors must equal 100%.

                During the "Right to Examine Policy" period, Net Premiums will be allocated to the Subaccount that invests in a money market Fund. At the end of this period, the Cash Value in that Subaccount will be transferred to the Variable Subaccounts according to your chosen Fund allocation factors. Also, any subsequent Net Premiums will be allocated according to your chosen factors. Fund allocation factors during and immediately after the "Right to Examine Policy" period, are shown on the Policy Data Page. After the "Right to Examine Policy" period has expired, you may transfer amounts among the Subaccounts. Transfers will take effect on the date your written request is received at our Home Office, subject to any restrictions imposed by a Fund.

                You may change the allocation for future Net Premiums at any time while your Policy is in force. To do so, you must notify us in writing in a form that meets our approval. The change will take effect on the date we receive your written request at our Home Office.

                Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccount. This is without regard to income, gains, or losses in our other Subaccounts, separate investment accounts, or our General Account.

CHANGES         A Fund might, in our judgment, become unsuitable for
OF FUND:        investment by a Subaccount. This might happen because of a change in investment policy, a change in the laws or regulations, the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another Fund. But we would first notify you and seek approval from the SEC and the Superintendent of Insurance of the State of Ohio. We would also get any other required approvals.

OTHER           To the extent permitted by applicable laws and
CHANGES:        regulations (including any order of the SEC), we may make
                changes as follows:

                1. A Variable Account may be operated as a management company under the Investment Company Act of 1940, or in any other form permitted by law, if we deem it to be in the best interest of the Policy Owners.

                2. A Variable Account may be deregistered under the Investment
                   Company Act of 1940 in the event registration is no longer required.

                3. A Variable Account may be combined with other separate
                   investment accounts.

                4. The provisions of this and other policies may be modified to comply with any other applicable federal or state laws.

                In the event of such changes, we may make appropriate endorsement on this and other policies having an interest in a Variable Account and take other actions as may be necessary to effect such a change.

                     OPTIONAL MODES OF SETTLEMENT PROVISIONS

Proceeds may be paid in a lump sum. Optional modes of settlement are also available. After the Proceeds are applied under such optional modes, any amounts payable are paid from our General Account and will not be affected by the investment experience of any separate investment account.

One or a combination of settlement options may be chosen. A settlement option may be chosen only if the total amount placed under the option is at least $2,000.00 and each payment is at least $20.00.

A settlement option election may be changed at any time by proper written request to our Home Office. Once recorded, it will become effective on the date it was requested. We may require proof of the age and sex of any person to be paid under a settlement option. While this Policy is in force, you may choose or change settlement options at any time. If no settlement option has been chosen prior to the Insured's death, the Beneficiary may choose one. A change of Beneficiary automatically revokes any option in effect.

When Proceeds become payable under any option, a Settlement Contract is issued in exchange for this Policy. The new contract's effective date is the date of the Insured's death or the date this Policy is surrendered.

Settlement option payments are not assignable. To the extent allowed by law, settlement option payments are not subject to the claims of creditors or to legal process.

Under Options 2, 3, 4, and 5, payments will be made at the beginning of each 12, 6, 3, or 1 month interval beginning on the effective date of the Settlement Contract. Under Option 1 and 6, payments will be made at the end of every 12, 6, 3, or 1 month interval from the Settlement Contract's effective date.

Under Options 1, 2, and 4, withdrawal of any outstanding balance may be made by written request to our Home Office. No amount left with us under Options 3, 5, or 6 may be withdrawn.

Options 1, 2, 4, and the guaranteed period of Option 3, provide for payment of interest at a guaranteed minimum interest rate of 21/2% per year, compounded annually. Any interest to be paid in excess of this rate will be determined once a year.

OPTION 1:         The Proceeds remain with us to earn interest. This interest
INTEREST INCOME   may be left to accumulate or be paid periodically as stated
                  above.

OPTION 2:         Proceeds remaining with us will be paid over a
INCOME FOR A      specified number of years (not exceeding 30 years). Each
FIXED PERIOD      payment consists of a portion of the Proceeds plus a portion of the interest credited on the outstanding balance. The amount payable monthly for each $1,000 left with us will be at least the amount shown in the Option 2 Table.

OPTION 3:         Payments are made for a guaranteed period of 10, 15,
LIFE INCOME       or 20 years, and thereafter for the remainder of a payee's
WITH PAYMENTS     lifetime. The amount payable monthly for each $1,000 left with
GUARANTEED        us is shown in the Option 3 Table, according to the payee's sex and age on the effective date of the option.

OPTION 4:         The Proceeds may be left on deposit with us at
FIXED INCOME FOR  interest with payments of a fixed amount being paid at
VARYING PERIODS   specified intervals until principal and interest have been exhausted. The last payment will be for the balance only. The total amount payable each year may not be less than 5% of the original proceeds. (i.e., not less than $50 per annum of each $1,000 of original proceeds.)

OPTION 5:         Equal payments will be made for the longer of the lives of
JOINT AND         two named payees. In other words, when one payee dies, the
SURVIVOR LIFE     same payment continues to be paid for the remainder of the
INCOME            surviving payee's life. We will furnish values for other age combinations (than those shown in Option 5 Table) upon request.

OPTION 6:         We will use the Proceeds to purchase an annuity. The amount
ALTERNATE LIFE    payable will be 102% of our current individual immediate
INCOME            annuity purchase rate on the effective date of the Settlement
                  Contract. We reserve the right to change our current annuity rates at any time. However, once this option has been selected and the Settlement Contract issued, any revision in rates will not affect payment to a payee or payees. Upon request, we will quote the amount currently payable under this settlement option.


                                        TABLES FOR SETTLEMENT OPTIONS
                                    Monthly Installments for each $1,000 of Proceeds
OPTION 2                                Option 2 - Income for a Fixed Period
            -------------------------- --------------------------- --------------------------- ---------------------------
            Number of Years Specified  Amount of Each Installment  Number of Years Specified   Amount of Each Installment
            -------------------------- --------------------------- --------------------------- ---------------------------
                        1                        $84.28                        16                         $6.30
                        2                         42.66                        17                          6.00
                        3                         28.79                        18                          5.73
                        4                         21.86                        19                          5.49
                        5                         17.70                        20                          5.27

                        6                         14.93                        21                          5.08
                        7                         12.95                        22                          4.90
                        8                         11.47                        23                          4.74
                        9                         10.32                        24                          4.60
                       10                          9.39                        25                          4.46

                       11                          8.64                        26                          4.34
                       12                          8.02                        27                          4.22
                       13                          7.49                        28                          4.12
                       14                          7.03                        29                          4.02
                       15                          6.64                        30                          3.93
            -------------------------- --------------------------- --------------------------- ---------------------------
            --------------------------------------------------------------------------------------------------------------
                 Annual, semi-annual or quarterly payments are 11.865,  5.969 and 2.994 respectively times the monthly installments.
               ------------------------------------------------------------------------------------------------------


OPTION 3                             Monthly Installments for each $1,000 of Proceeds
                                      Option 3 - Life Income with Payments Guaranteed
            ---------------------------------------------------------------------------------------------------------------
                               GUARANTEED PERIOD                    GUARANTEED PERIOD                    GUARANTEED PERIOD
               AGE OF PAYEE   --------------------  AGE OF PAYEE   -------------------  AGE OF PAYEE    -------------------
               LAST BIRTHDAY         YEARS          LAST BIRTHDAY         YEARS         LAST BIRTHDAY          YEARS
            ---------------------------------------------------------------------------------------------------------------
              MALE    FEMALE    10    15    20     MALE    FEMALE    10    15    20    MALE     FEMALE    10    15    20
            ----------------------------------------------------------------------------------------------------------------
            5 &     10 &
             Under  Under      2.54  2.54  2.53     30       35     3.11  3.10  3.09    55        60     4.78  4.62  4.39
               6        11     2.55  2.55  2.55     31       36     3.15  3.14  3.12    56        61     4.90  4.71  4.45
               7        12     2.57  2.56  2.56     32       37     3.18  3.18  3.16    57        62     5.01  4.80  4.52
               8        13     2.58  2.58  2.58     33       38     3.23  3.22  3.20    58        63     5.14  4.90  4.59
               9        14     2.60  2.59  2.59     34       39     3.27  3.26  3.24    59        64     5.26  5.00  4.65

               10       15     2.61  2.61  2.61     35       40     3.31  3.30  3.28    60        65     5.40  5.10  4.71
               11       16     2.63  2.63  2.62     36       41     3.36  3.35  3.32    61        66     5.54  5.20  4.77
               12       17     2.65  2.64  2.64     37       42     3.41  3.39  3.36    62        67     5.68  5.30  4.83
               13       18     2.66  2.66  2.66     38       43     3.46  3.44  3.41    63        68     5.83  5.40  4.89
               14       19     2.68  2.68  2.68     39       44     3.51  3.49  3.46    64        69     5.99  5.50  4.94

               15       20     2.70  2.70  2.70     40       45     3.57  3.54  3.50    65        70     6.16  5.61  4.99
               16       21     2.72  2.72  2.72     41       46     3.63  3.60  3.55    66        71     6.33  5.71  5.03
               17       22     2.74  2.74  2.74     42       47     3.69  3.66  3.60    67        72     6.50  5.81  5.07
               18       23     2.77  2.76  2.76     43       48     3.76  3.72  3.66    68        73     6.68  5.90  5.11
               19       24     2.79  2.79  2.78     44       49     3.82  3.78  3.71    69        74     6.86  5.99  5.14

               20       25     2.81  2.81  2.80     45       50     3.89  3.84  3.77    70        75     7.05  6.08  5.17
               21       26     2.84  2.83  2.83     46       51     3.97  3.91  3.82    71        76     7.23  6.16  5.19
               22       27     2.86  2.86  2.85     47       52     4.04  3.98  3.88    72        77     7.42  6.24  5.21
               23       28     2.89  2.88  2.88     48       53     4.12  4.05  3.94    73        78     7.61  6.30  5.23
               24       29     2.92  2.91  2.91     49       54     4.21  4.12  4.00    74        79     7.79  6.37  5.24

               25       30     2.94  2.94  2.93     50       55     4.29  4.20  4.07    75        80     7.97  6.42  5.25
               26       31     2.97  2.97  2.96     51       56     4.38  4.28  4.13    76        81     8.14  6.47  5.26
               27       32     3.01  3.00  2.99     52       57     4.48  4.36  4.19    77        82     8.31  6.51  5.26
               28       33     3.04  3.03  3.02     53       58     4.57  4.44  4.26    78        83     8.46  6.54  5.27
               29       34     3.07  3.07  3.06     54       59     4.68  4.53  4.32    79        84     8.61  6.57  5.27
                                                                                       80 &      85 &
                                                                                       Over      Over    8.74  6.59  5.27
            ---------------------------------------------------------------------------------------------------------------
              If the income payable for a specific guaranteed period is
              equal to that for other guarantee periods the longer period will be deemed to have been elected.
            ---------------------------------------------------------------------------------------------------------------


                                     Monthly Installments for each $1,000 of Proceeds
OPTION 5                                 Option 5 - Joint & Survivor Life Income
            ---------------------------------------------------------------------------------------------------------------
              Male          Female         50                55               60               65               70
            ---------------------------------------------------------------------------------------------------------------
              50                           3.53             3.71              3.86             4.00            4.11
              55                           3.62             3.86              4.09             4.30            4.48
              60                           3.70             4.00              4.30             4.60            4.89
              65                           3.77             4.11              4.48             4.89            5.30
              70                           3.83             4.20              4.63             5.13            5.70
            ---------------------------------------------------------------------------------------------------------------

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

ENDORSEMENTS (Endorsements may be made only by the Company at the Home Office)

                [NATIONWIDE LIFE AND ANNUITY INSURANCE COMOPANY LOGO]


                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY -Adjustable Death Benefit -Flexible premiums payable during Insured's lifetime until the Maturity Date
      -Death Proceeds payable at Insured's death prior to the Maturity Date
                 -Maturity Proceeds payable on the Maturity Date
    -Not eligible for dividends -Investment experience reflected in benefits